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                                                                    EXHIBIT 4(c)
                             SECOND AMENDMENT TO
                   REVOLVING CREDIT AND TERM LOAN AGREEMENT


        Second Amendment to Revolving Credit and Term Loan Agreement dated as of November 23, 1994 by and between Irving Tanning Company, a Delaware corporation with a place of business in Hartland, Maine (the "Borrower" or the "Debtor") and Fleet Bank of Maine, a Maine banking corporation with a place of business in Portland, Maine (hereinafter called the "Lender" or the "Bank").

        1. Reference to Loan Agreement: Background. Reference is made to the Revolving Credit and Term Loan Agreement dated as of April 5, 1994 by and between the Borrower as borrower and the Bank as lender and to the First Amendment to Revolving Credit and Term Loan Agreement dated as of September 15, 1994 between Borrower and Bank (the "First Amendment"). The Revolving Credit and Term Loan Agreement, as the same may be amended from time to time, is hereinafter referred to as the "Loan Agreement". Capitalized terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement, except to the extent that such meanings may be amended hereby.
        The parties desire to increase the amount available to Debtor under the revolving credit facility described in the Loan Agreement, as amended by the First Amendment, by a total of $1,000,000. To effectuate the foregoing, the parties hereto hereby agree to amend the Loan Agreement, effective as of the date hereof as follows:

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     2.  Amendments to Loan Agreement. Section 2.1 of the Loan Agreement, as
amended by the First Amendment, is hereby further amended by deleting the same in its entirety and substituting therefor the following:

           2.1 Establishment of Credit. Subject to the terms of this Agreement, Lender agrees to make advances to Borrower from time to time hereunder up to an amount not to exceed in the aggregate Six Million Dollars ($6,000,000). Borrower may borrow in full or in part, repay in full or in part, and reborrow amounts under this revolving credit facility in accordance with the terms of this Agreement, provided that in no event shall the amount outstanding hereunder at any one time exceed Six Million Dollars (S6,000,000). Lender shall make advances permitted hereunder from time to time upon Lender's receipt of a request by a duly authorized officer or representative of Borrower. Each such request shall be in such form as the Lender may require but shall include the amount of the advance; the interest rate option selected for such advance; and the Fixed Rate Interest Period for such advance, if applicable. The Borrower requests and authorizes Lender to credit the amount of any advance so requested by Borrower directly to Borrower's account with Lender.

     3. No Default. The Debtor hereby represents and warrants to the Bank that all of the conditions to lending specified in the Loan Agreement have been satisfied in all respects as of the date hereof. Without limiting the generality of the foregoing the Debtor hereby confirms that the representations and warranties contained in the Loan Agreement are true upon and as of the date hereof as if made on such date; that Debtor is in compliance in all respects with all of the terms and provisions of the Loan Agreement and the other loan documents; and that after giving effect to this amendment, no event of default specified in the Loan Agreement or any event which with the giving of notice, the passage of time or both would constitute an event of default shall have occurred.



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     4. Miscellaneous. (a) The Debtor hereby acknowledges, agrees and confirms that the revolving credit loans, as amended by the First Amendment and by the terms hereof, constitute "Loans" and "Obligations" for purposes of the Loan Agreement.
          (b) This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.
          (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Maine and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
          (d) Debtor hereby represents and warrants that this Second Amendment Agreement has been executed and delivered by duly authorized officers of the Debtor and acknowledges and agrees that it will execute and deliver such additional amendments, agreements and documents as the Bank may reasonably require to confirm the foregoing.

WITNESS                                     FLEET BANK OF MAINE

                                            By: Raymond T. Kelly, Jr.
- ------------------------------                 --------------------------
                                            Its: Vice President
                                                -------------------------

                                            IRVING TANNING COMPANY
Linda S. Archer
- ------------------------------              By: Robert M. Jones
                                               --------------------------
                                            Its: Vice President/Treasurer
                                                -------------------------


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